Exhibit 99.2

SOUTH BEACH SPIRITS ENTERS LETTER OF INTENT TO ACQUIRE CONTROLLING INTEREST IN STRIPED PIG DISTILLERY, LLC

SUNRISE, FL -- (Marketwired) -- 12/03/15 -- South Beach Spirits,  Inc.(OTC PINK:
SBES) today announced the signing of a letter of intent to purchase a controlling equity interest in Striped Pig Distillery, LLC ("STRIPED PIG") in exchange for shares of SBES. In addition, the letter of intent contemplates SBES making a cash working capital contribution to Striped Pig. Striped Pig, based in North Charleston, South Carolina is an artisanal producer of high quality rum products, gin, vodka, and moonshine brands under their name, and also provides contract manufacturing services for a number of other brands. Their own line of products, distilled from locally harvested corn and sugarcane, are geared to the premium market. Their recent aggressive growth in contract manufacturing drew the interest of SBES as a vehicle for additional SBES investment opportunities now under consideration.

Vincent Prince, CFO of South Beach Spirits Inc., stated, "This acquisition is the first of a series of planned spirits industry investments by SBES that are planned in order to build upon the vertical integration and supply chain control that synchronizes, and unifies additional opportunities now under consideration. We all look forward to executing final agreements to complete this very strategic transaction over the next few weeks."

The closing of the transaction is subject to the completion of due diligence, execution of definitive transaction documents between the parties, and preparation of audited and unaudited financial statements for Striped Pig Distillery.

ABOUT SBES

South  Beach  Spirits,  Inc.  (SBES)  is  a  Florida-based   alcoholic  beverage
development, marketing, and distribution holding company.

DISCLAIMER/SAFE HARBOR
This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include failure to meet schedule or performance requirements of the Company's contracts, the Company's ability to raise sufficient development and working capital, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties, the forward-looking events referred to in this release might not occur as planned or at all.

Phone:800-670-3879 FREE
Email: Email Contact
Source: South Beach Spirits, Inc.